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                                                                  EX-99.B(j)(A)

           Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:
The Board of Trustees of Wells Fargo Master Trust:

We consent to the use of our reports for the Emerging Markets Focus Fund, International Core Fund, International Equity Fund, Asia Pacific Fund, Overseas Fund, Aggressive Allocation Fund, Asset Allocation Fund, Conservative Allocation Fund, Growth Balanced Fund, Moderate Balanced Fund, Balanced Fund, C&B Large Cap Value Fund, Diversified Equity Fund, Diversified Small Cap Fund, Equity Income Fund, Equity Value Fund, Growth Equity Fund, International Value Fund, Large Cap Appreciation Fund, Large Company Growth Fund, Small Company Growth Fund, Small Company Value Fund, and the Index Fund dated November 21, 2006, incorporated herein by reference, a total of twenty-three funds of Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.

We also consent to the use of our report for the C&B Large Cap Value Portfolio, Disciplined Growth Portfolio, Equity Income Portfolio, Equity Value Portfolio, Index Portfolio, International Equity Portfolio, International Growth Portfolio, International Index Portfolio, International Value Portfolio, Large Cap Appreciation Portfolio, Large Company Growth Portfolio, Small Cap Index Portfolio, Small Company Growth Portfolio, Small Company Value Portfolio, and Strategic Small Cap Value Portfolio, fifteen portfolios of Wells Fargo Master Trust, dated November 21, 2006, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 30, 2007